Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  George Bilek
847-827-9880

JUNO LIGHTING, INC.
ANNOUNCES RECORD SECOND QUARTER RESULTS

Des Plaines, IL, June 27, 2005... Juno Lighting, Inc. (NASDAQ-JUNO) announced that for the quarter ended May 31, 2005 sales increased 12.4% to $72,037,000 compared to second quarter 2004 sales of $64,082,000 as the Company achieved solid growth in all end markets. Operating income for the second quarter of 2005 increased 6.6% to $15,303,000 compared to $14,352,000 for the prior year's second quarter. Net income available to common shareholders for the second quarter of 2005 was approximately $2,395,000, ($0.84 per common share on a basic and $ 0.78 on a diluted basis), compared to net income available to common shareholders of $1,754,000 ($0.67 per common share on a basic and $0.63 on a diluted basis) for the like period in 2004.

Sales for the first six months of fiscal 2005 increased 15.5% to $132,850,000 compared to $114,973,000 for the like period in 2004. Operating income for the first six months of fiscal 2005 increased 14.4% to $26,817,000 compared to $23,439,000 for the like period in 2004. Net income available to common shareholders for the first six months of fiscal 2005 was approximately $3,878,000 ($1.37 on a basic and $1.26 on a diluted basis), compared to net income available to common shareholders of $2,844,000 ($1.09 on a basic and $1.05 on a diluted basis) for the like period in 2004.

Commenting on second quarter results, President and CEO Tracy Bilbrough said, "Our strong second quarter results represent our eighth consecutive quarter of double digit organic sales growth. All segments of our business continued to show solid momentum in the quarter and our strong slate of new products, launched earlier this year, are off to an excellent start."

As a result of recent efforts by the Board to review and evaluate strategic alternatives to enhance shareholder value, approximately $562,000 of expenses were recorded in the second quarter of 2005. In the second quarter of fiscal 2004, in connection with the refinancing of the Company's Senior Credit Facility and related matters, approximately $1,004,000 of expenses were recorded in the period. These expenses include a $719,000 non-cash charge to write-off unamortized deferred financing costs for the previously existing credit facility. Excluding the aforementioned expenses, earnings per common share would have been $0.88 on a basic and $0.81 on a diluted basis for the second quarter of 2005 compared to $0.74 and $0.70 for the like period in 2004. For the six months ended May 31, 2005 adjusted earnings per share excluding the aforementioned expenses would have been $1.41 on a basic and $1.29 on a diluted basis compared to $1.16 on a basic and $1.12 on a diluted basis for the like period in 2004. The Company reports these adjusted results, which are non-GAAP financial measures, to provide a better understanding of its core results.

The Company will conduct a conference call on June 27, 2005 at 3:30 p.m. Central Daylight Time. Those interested may listen to the call by dialing 888-324-7514, pass code "JUNO" and leader "George Bilek". A replay of the conference call will be available from 6:00 PM (Central) June 27, 2005 to 6:00 PM July 4, 2005 by dialing 866-495-6465 (U.S.) and 203-369-1766 (Int'l).

Juno Lighting, Inc. is a leader in the design, manufacturing, and marketing of lighting fixtures for commercial and residential use. This press release contains various forward-looking statements that are not statements of historical events. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated, indicated or expected. Such risks and uncertainties include: economic conditions generally, levels of construction and remodeling activities, our ability to improve manufacturing efficiencies, disruptions in manufacturing or distribution, product and price competition, raw material prices, our ability to develop and successfully introduce new products, consumer acceptance of such new products, the ability of our new products to perform as designed when utilized by consumers, technology changes, patent issues, exchange rate fluctuations, and other risks and uncertainties. Juno undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

JUNO LIGHTING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands except for share amounts)
	Three Months Ended		Six Months Ended

	May 31,	May 31,	May 31,	May 31,
	2005	2004	2005	2004

Net sales	$72,037	$64,082	$132,850	$114,973
Cost of sales	35,976	31,781	66,521	57,321

Gross profit	36,061	32,301	66,329	57,652
Selling, general and administrative expenses	20,758	17,949	39,512	34,213

Operating income	15,303	14,352	26,817	23,439

Other income (expense):
Interest expense	(3,136)	(4,662)	(6,339)	(8,291)
Interest and dividend income	3	2	6	6
Unrealized gain (loss) on interest rate swap	-	(539)	-	(429)
Foreign currency exchange gain (loss)	194	-	(427)	-
Miscellaneous	49	13	54	47

Total other (expense)	(2,890)	(5,186)	(6,706)	(8,667)

Income before taxes on income	12,413	9,166	20,111	14,772
Taxes on income	4,586	3,427	7,463	5,503

Net income	7,827	5,739	12,648	9,269
Less: preferred stockholder participation rights	5,432	3,985	8,770	6,425

Net income available to common stockholders	$2,395	$1,754	$3,878	$2,844

Net income per common share (A)
Basic	$0.84	$0.67	$1.37	$1.09
Diluted	$0.78	$0.63	$1.26	$1.05

Average number of outstanding shares
Basic	2,842,427	2,624,213	2,823,480	2,611,953
Diluted	3,083,059	2,776,468	3,084,534	2,705,814

EBITDA (B)	$16,276	$15,403	$28,719	$25,863

(A	)

Net Income per common share is reported in compliance with EITF 03-06, effective for quarters ending after June 30, 2004. Prior period net income amounts have been restated in accordance with EITF 03-06 resulting in reductions of previously reported net income per share for the second quarter of 2004 of $0.34 on a basic and $0.02 on a diluted basis and for the six months ended May 31, 2004 of $0.11 on a basic and $0.01 on a diluted basis.

(B	)

EBITDA represents earnings before (a) taxes on income, (b) interest expense, (c) interest, dividend, and other miscellaneous income, (d) depreciation and amortization, (e) deferred compensation and (f) other non-cash charges. EBITDA is not a calculation prepared in accordance with generally accepted accounting principles and, because all companies do not calculate EBITDA identically, the presentation of EBITDA herein is not necessarily comparable to similarly entitled measures of other companies. The reconciliation of EBITDA is set forth in the table below. Additionally, EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles. However, EBITDA data are included because management understands that such information is considered by certain investors as an additional basis on which to evaluate Juno's ability to pay interest, repay debt and make capital expenditures. We also use EBITDA as an integral part of internal reporting to evaluate management team performance and to monitor compliance with certain financial covenants in our credit agreements.

EBITDA reconciliation (unaudited)
	Three Months Ended		Six Months Ended

(In thousands)	May 31,	May 31,	May 31,	May 31,
	2005	2004	2005	2004

Net income	$7,827	$5,739	$12,648	$9,269

Add back (subtract):
Income taxes	4,586	3,427	7,463	5,503
Interest expense	3,136	3,943	6,339	7,572
Unrealized gain on interest rate swap	-	539	-	429
Foreign currency exchange (gain) loss	(194)	-	427	-
Interest, royalty and miscellaneous income	(52)	(15)	(60)	(53)
Depreciation and amortization	961	1,051	1,878	2,424
Write-off of deferred financing costs	-	719	-	719
Deferred compensation and other non-cash charges	12	-	24	-

EBITDA	$16,276	$15,403	$28,719	$25,863

Reconciliation of non-GAAP measures (unaudited)
	Three Months Ended		Six Months Ended

(In thousands except share amounts)	May 31,	May 31,	May 31,	May 31,
	2005	2004	2005	2004

Expenses related to strategic alternatives and refinancing, net of estimated taxes of $208 in 2005 and $371 in 2004	$354	$633	$354	$633
Basic earnings per share:
Net income as reported	$7,827	$5,739	$12,648	$9,269
Expenses related to strategic alternatives and refinancing, net of estimated taxes	354	633	354	633

Adjusted net income	$8,181	$6,372	$13,002	$9,902

Less: Preferred stockholder participation rights	5,677	4,424	9,016	6,864

Adjusted net income attributable to common shares	$2,504	$1,948	$3,986	$3,038

Average common shares outstanding - basic	2,842,427	2,624,213	2,823,480	2,611,953

Earnings per share as reported - basic	$0.84	$0.67	$1.37	$1.09
Per share impact of strategic alternative and refinancing expenses - basic	0.04	0.07	0.04	0.07

Adjusted earnings per share - basic	$0.88	$0.74	$1.41	$1.16

Reconciliation of non-GAAP measures (unaudited) CONTINUED
	Three Months Ended		Six Months Ended

(In thousands except share amounts)	May 31,	May 31,	May 31,	May 31,
	2005	2004	2005	2004

Diluted earnings per share:
Net income as reported	$7,827	$5,739	$12,648	$9,269
Expenses related to strategic alternatives and refinancing, net of estimated taxes	354	633	354	633

Adjusted net income	$8,181	$6,372	$13,002	$9,902

Less: Preferred stockholder participation rights	5,677	4,424	9,016	6,864

Adjusted net income attributable to common shares	$2,504	$1,948	$3,986	$3,038

Average common shares outstanding - diluted	3,083,059	2,776,468	3,084,534	2,705,814

Earnings per share as reported - diluted	$0.78	$0.63	$1.26	$1.05
Per share impact of strategic alternative and refinancing expenses - diluted	0.03	0.07	0.03	0.07

Adjusted earnings per share - diluted	$0.81	$0.70	$1.29	$1.12

Adjusted earnings per share has been presented because management believes that it is important for investors to understand the operating earnings of the business excluding expenses related primarily to the evaluation of strategic alternatives and refinancing of company debt.

JUNO LIGHTING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	(in thousands)
	May 31,	November 30,
	2005	2004

Assets
Current assets:
Cash	$439	$2,362
Accounts receivable, less customer allowances of $1,007
and $1,060	50,599	42,350
Inventories	30,160	27,049
Prepaid expenses and other current assets	4,144	4,161

Total current assets	85,342	75,922

Property and equipment, net	39,891	40,202

Goodwill	18,371	18,690
Intangibles, net of accumulated amortization of $1,756
and $1,796	4,944	5,125
Other assets	1,285	419

Total assets	$149,833	$140,358

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$18,177	$17,019
Accrued liabilities	14,808	16,420
Short term borrowings	2,300	2,500
Current maturities of long-term debt	1,438	1,650

Total current liabilities	36,723	37,589

Long-term debt, less current maturities	190,878	194,438

Deferred income taxes payable	3,611	4,027

Preferred dividend payable	12,856	6,428
Commitments and contingencies
Redeemable preferred stock, series A and B convertible $.001 par value; $100 stated value; 5,000,000 shares
authorized and 1,063,500 shares issued, stated at redemption value	116,876	116,876

Stockholders' deficit
Common stock, $.001 par value;
Shares authorized 45,000,000;
Issued 2,850,493 and 2,800,691	3	3
Paid-in capital	2,652	1,305
Accumulated other comprehensive income	882	560
Stockholder note receivable	(200)	(200)
Accumulated deficit	(214,448)	(220,668)

Total stockholders' deficit	(211,111)	(219,000)

Total liabilities, redeemable preferred stock and stockholders' deficit	$149,833	$140,358

JUNO LIGHTING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	(in thousands)
	Six Months Ended

	May 31,	May 31,
	2005	2004

Cash flows provided by operating activities:

Net income	$12,648	$9,269
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,964	2,749
Unrealized loss on interest rate swap	-	429
Deferred income taxes	(12)	(271)
Write-off of deferred financing costs	-	719
Deferred compensation	24	-
Derivative hedged instruments' ineffectiveness	(19)	-
Tax benefit on stock options exercised	319	-
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(8,460)	(4,600)
(Increase) in inventories	(3,329)	(2,297)
(Increase) decrease in prepaid expenses and other current assets	(362)	63
Decrease (increase) in other assets	131	(984)
(Decrease) increase in accounts payable and accrued liabilities	(340)	3,790

Net cash provided by operating activities	2,564	8,867

Cash flows used in investing activities:
Capital expenditures	(1,591)	(1,594)

Cash used in investing activities	(1,591)	(1,594)

Cash flows (used in) provided by financing activities:
Principal payments on long-term debt, including the revolver and bank debt	(47,049)	(58,270)
Proceeds from bank debt, including the revolver	43,200	79,300
Debt refinancing costs	(29)	(1,954)
Proceeds from exercise of stock options	1,004	1,032

Net cash (used in) provided by financing activities	(2,874)	20,108

Effect of exchange rate changes on cash	(22)	-

Net (decrease) increase in cash	(1,923)	27,381

Cash at beginning of period	2,362	1,702

Cash at end of period	$439	$29,083

Supplemental disclosures of cash flow information:

Cash paid during the period for:
Interest	$6,389	$7,161
Income taxes	6,419	5,283

Non-cash financing activities:
Dividends to preferred shareholders	$6,428	$6,135